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Exhibit 3.25

[STAMP] F I L E D IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF OREGON DEC 20 1989 CORPORATION DIVISION

ARTICLES OF AMENDMENT
FOR
J.R. CINEMAS, INC.

Registry Number:    111282-12

Date of Incorporation:    August 6, 1975

1.
The name of the corporation is J.R. Cinemas, Inc.

2.
Article VII is hereby added to the corporation's articles of incorporation to read as follows:

          "Article VII

          "No shareholder of the Corporation shall, by reason of his holding shares of any class, have any preemptive or preferential rights to purchase or subscribe to any shares of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors may fix; and the board of directors may issue shares of the Corporation or any notes, debentures, bonds, or other securities, convertible into or carrying options or warrants to purchase shares without offering any such shares, either in whole or in part, to the existing shareholders."

3.
The amendment was adopted to be effective August 1, 1989.

4.
Shareholder vote was required to adopt the amendment. There are 100 shares of common stock outstanding and 100 votes were entitled to be cast. 100 votes were cast for and 0 votes cast against the amendment.

/s/ MICHAEL KEEGAN Michael Keegan, Vice President

Person to contact about this filing:

David R. Gibson
Bogle & Gates
1400 KOIN Center
222 S.W. Columbia
Portland, Oregon 97201
(503) 222-1515

File No. 111282 FILED IN THE OFFICE OF THE CORPORATION COMMISSIONER OF THE STATE OF OREGON AUG - 6 1975 FRANK J. HEALY CORPORATION COMMISSIONER

ARTICLES OF INCORPORATION

OF

J. R. CINEMAS, INC.

        KNOW ALL MEN BY THESE PRESENTS, That GEORGE W. MEAD, JR., a citizen of the United States and citizen and resident of the State of Oregon, desiring to incorporate and to form a corporation under and pursuant to the laws of the State of Oregon relating to private corporations, for the purpose of engaging in the enterprise, business, pursuit and occupation hereinafter in these articles of incorporation set forth, does hereby make, execute, adopt, subscribe and acknowledge, in duplicate, the following articles of incorporation, to-wit:

ARTICLE I

        The name assumed by this corporation and by which it shall be known shall be "J. R. CINEMAS, INC." and the term of its existence shall be unlimited as to time.

ARTICLE II

        The object, business and pursuit for which this corporation is formed and organized and for which it proposes to engage are as follows:

        (1)  To engage in the business of owning, leasing and operating theatres of all kinds and nature and to engage in the entertainment and amusement business.

        (2)  To acquire, hold, own, use, rent, enjoy, possess, improve, mortgage, pledge, and dispose of real and personal and mixed property of every kind and character;

        (3)  To acquire, buy, rent, lease, deal in, and to own, use, sell and otherwise dispose of lands, buildings, machinery, tools, appliances, merchandise and materials of all descriptions, and to acquire, own, hold, lease, exchange, sell, mortgage and otherwise deal in and dispose of chattels, notes, bonds, mortgages, and securities and personal property of every character and description;

        (4)  To purchase, receive, lease or otherwise acquire and to own, use, hold, sell, convey, exchange, lease, mortgage, improve, develop, manage, operate and otherwise handle and dispose of real estate and real property and any and all interests or rights in real property, and to collect, use and dispose of the income or profits from any thereof;

        (5)  To make, enter into, perform and carry out contracts for constructing, building, altering, improving, repairing, maintaining, furnishing, and operating machines, devices, equipment and apparatus of every kind and description, and to enter into agreements of all kinds with builders, contractors, agents, property owners and others, public and private, for all or any of the objects and purposes in these articles mentioned;

        (6)  To borrow money on the credit of the corporation and to issue evidences of indebtedness and to secure the same by mortgage, pledge or otherwise;

        (7)  To purchase, acquire, hold, sell, assign, or otherwise dispose of shares of capital stock of other corporations and to exercise in respect thereof all the rights, powers and privileges of individual owners or holders thereof and all voting powers in respect thereof, and to purchase or otherwise acquire shares of its own capital stock, and to own, hold and dispose of the same for any and all lawful purposes.

        (8)  And generally to do everything necessary or appropriate for the transaction of the business of the corporation and anything which a natural person might lawfully do in connection with any of the foregoing, with all the powers and authority now or hereafter conferred by law upon private corporations.

ARTICLE III

        The place where this corporation shall have its registered office and place of business shall be 1211 Public Service Building, Portland, Oregon 97204, and the name of its initial registered agent at this address shall be George W. Mead, Jr.

ARTICLE IV

        The capital stock of this corporation shall consist of 100 shares of common stock with no par value and the amount of capital to be paid in before this corporation shall begin business shall be the sum of One Thousand and No/100 ($1,000.00) Dollars.

ARTICLE V

        The number of directors constituting the initial board of directors of the corporation shall be three (3) in number and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualified are as follows:

    William Spencer
    919 S. W. Taylor, Room 600
    Portland, Oregon 97205

    Thomas P. Moyer
    919 S. W. Taylor, Room 600
    Portland, Oregon 97205

    Marilyn L. Moyer
    919 S. W. Taylor, Room 600
    Portland, Oregon 97205

ARTICLE VI

        The name and address of the corporator is as follows:

    George W. Mead, Jr.
    1211 Public Service Building
    Portland, Oregon 97204

        IN WITNESS WHEREOF, to these Articles of Incorporation in duplicate, I, the incorporator, have hereunto set my hand and seal this 5th day of August, 1975.

/s/ GEORGE W. MEAD	(SEAL)

STATE OF OREGON	)
: ss.
County of Multnomah	)

        I, GEORGE W. MEAD, JR., being first duly sworn, depose and say:

        That I am of the age of more than twenty-one years and the incorporator who executed the foregoing Articles of Incorporation and that the foregoing Articles of Incorporation are true as I verily believe.

/s/ GEORGE W. MEAD

        Subscribed and sworn to before me this 5th day of August, 1975.

/s/ MARY MCHENRY Notary Public for Oregon My Commission Expires: February 9, 1977

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  Exhibit 3.25
ARTICLES OF AMENDMENT FOR J.R. CINEMAS, INC.
ARTICLES OF INCORPORATION OF J. R. CINEMAS, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI